Schedule B
TO
INVESTMENT MANAGEMENT AGREEMENT
Amended September 29, 2009

Name of Portfolio	Annual Management Fee
Smith Group Large Cap Core Growth Fund Class I and II	0.61%
Mount Lucas U.S. Focused Equity Fund Class I and II	0.75%
Dynamic Energy Fund Class I and II	0.95%
Dynamic Energy Income Fund Class I and II	0.95%
Dynamic Global Growth Fund Class I and II	0.85%
Dynamic Growth Navigator Class I and II	0.95%
Dynamic Infrastructure Fund Class I and II	0.95%
Dynamic Natural Resources Fund Class I and II	0.95%
Dynamic Contrarian Advantage Fund Class I and II	0.85%
Dynamic Discovery Fund Class I and II	0.95%
Dynamic Gold & Precious Metals Fund Class I and II	0.95%
Dynamic North American Value Fund Class I and II	0.85%
Dynamic U.S. Growth Fund Class I and II	0.75%
Dynamic U.S. Value Fund Class I and II	0.75%
JOHCM International Select Fund Class I and II	0.85%